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                                  EXHIBIT 99.1

        OAK APPOINTS JOHN S. EDMUNDS TO THE POSITION OF VICE PRESIDENT OF
                      FINANCE AND CHIEF FINANCIAL OFFICER

SUNNYVALE, CA. (February 22, 2000) --- Oak Technology (NASDAQ:OAKT), a provider of embedded software and semiconductor solutions for the storage and distribution of digital content, today announced that John S. Edmunds has joined the company as Vice President of Finance and Chief Financial Officer. Mr. Edmunds replaces Robert Hersh, the former CFO, who will be leaving the company to pursue other interests.

         "John brings seasoned financial discipline acquired from his experience with large-growth oriented technology companies in Silicon Valley," said Mr. Sohn, CEO and President of Oak. "One of my highest priorities in building a successful company has been establishing a proven management team. John's breadth and experience with leading high technology companies for 20 years including Electronics for Imaging (EFI) and Tandem Computers will certainly benefit our company."

         Mr. Edmunds joins Oak directly from EFI, currently a $ 570 million dollar leader in imaging technology, where he served as Corporate Controller and Director of Internal Audit. Prior to that, he spent 11 years with Tandem Computers helping to lead various business units in Manufacturing, Sales and Corporate Finance including his last position as Vice President of Tandem Computers Credit Corp. John is also a C.P.A. with 7 years of public company oriented audit experience with Coopers & Lybrand in both San Francisco and San Jose.

         "I joined Oak not only because of its strong technology position in Optical Storage, but also because of Oak's very promising future in Imaging, where its software technology can be leveraged by its experience and depth in semiconductors. I wanted to be part of this exciting opportunity in helping to lead the company through the financial aspects of this turnaround," said Mr. Edmunds.

ABOUT OAK TECHNOLOGY

Founded in 1987 and public since February 1995, Oak Technology, Inc. designs, develops and markets embedded software and semiconductor solutions to original equipment manufacturers (OEMs) worldwide who serve the optical storage, consumer electronics and digital imaging markets. Major customers include Canon, HP, LG Electronics, Minolta, Samsung, Sharp, Toshiba and Xerox. Oak's principal development sites are located in California, Massachusetts, Taiwan and Germany. Sales operations are located in Japan, Taiwan, China and Korea as well as the United States. Additional information about Oak Technology and its products can be found on the World Wide Web at www.oaktech.com.